EXHIBIT 3.33

                            ARTICLES OF INCORPORATION

                                       OF

                            CARDINAL PACKAGING, INC.

                                   ARTICLE I

            The name of the Corporation shall be CARDINAL PACKAGING, INC.

                                   ARTICLE II

            The place in Ohio where the principal office of the Corporation is to be located is Akron, Summit County.

                                  ARTICLE III

            The Corporation is formed for the purposes of developing, manufacturing, servicing, repairing, treating, finishing, buying, selling and generally dealing in, in every manner, materials, articles and products of every kind and description, performing services of every kind and description, holding, leasing and mortgaging and dealing, in every manner, in all real and personal property and doing all things necessary or incidental to the foregoing purposes.

            The Corporation reserves the right at any time and from time to time to substantially change its purposes in any manner now or hereafter permitted by statute. Any change of the purposes of the Corporation, authorized or approved by the holders of shares entitled to exercise the proportion of the voting power of the Corporation now or hereafter required by the statute or by the Articles of Incorporation of the Corporation for such authorization or approvals shall be binding and conclusive upon every shareholder of the Corporation, as fully as if such shareholder had voted therefor; and no shareholder, notwithstanding that he may have voted against such change of purposes or may have objected in writing thereto, shall be entitled to payment of the fair cash value of his shares.

                                   ARTICLE IV

            The number of shares which the Corporation is authorized to have outstanding is 750 shares of Common Stock, without par value (hereinafter called "Common Stock"). Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matter presented to the shareholders.
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                                   ARTICLE V

            Except as otherwise expressly provided herein, no shareholder of the Corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any share of any class of the Corporation, now or hereafter authorized, or any note, debenture, bond or other security convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such share, or such note, debenture, bond or other security, would adversely affect the dividends or voting rights of such shareholder, and the Board of Directors may issue shares of any class of the Corporation, or any note, debenture, bond or other security convertible into or carrying options or warrants to purchase shares of any class, without offering any such share of any class, either in whole or in part, to the existing shareholders of any class; provided, however, that the Board of Directors may, in its discretion, grant such preferential subscription rights at such price and upon such other terms and conditions as it may determine.

                                   ARTICLE VI

            The Corporation may from time to time pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or series in such manner, upon such terms and in such amounts as the Directors shall determine, subject, however, to such provisions, limitations and restrictions, if any, relating to the purchase or acquisition of shares of the Corporation as shall be contained in the express terms of the class or series of shares of the Corporation being purchased or acquired or in the express terms of any other class or series of shares or other securities of the Corporation outstanding at the time of such purchase or acquisition.

                                  ARTICLE VII

            The amount of capital with which the Corporation will begin business is not less than Five Hundred Dollars ($500.00).

                                  ARTICLE VIII

            A Director or officer of the Corporation shall not be disqualified from dealing or contracting with the Corporation as vendor, purchaser, employee, agent or otherwise; nor shall any transaction, contract, or other act of the Corporation be void or voidable or in any way affected or invalidated by the fact that any Director or officer or any firm in which such Director or officer is a member or any corporation of which such Director or officer is a shareholder, director, or officer is in any way interested in such transaction, contract, or other act, provided the fact that such director, office, firm or corporation is so interested shall be disclosed or shall be known to the Board of Directors or such members thereof who shall be present at any meeting of the Board of Directors at which action upon any such transaction, contract, or other act shall be taken, nor shall any such director or officer be accountable or responsible to the Corporation for or in respect of any such transaction, contract, or other act of the Corporation or for any gains or profits realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder, director or officer is interested in such transaction, contract or other act; and any such director may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize or take action in respect of any such transaction, contract or other act, and may vote thereat to authorize, ratify, or approve any such transaction, contract or other act with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a shareholder, director or officer were not interested in such transaction, contract or other act.

            Signed this 28th day of April, 1983.



                                        ----------------------------------------
                                        Stephen R. Kalette, Incorporator

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
                              APPOINTMENT OF AGENT

            The undersigned, being the sole incorporator of CARDINAL PACKAGING, INC., hereby appoints 1600 CNB Corp., an Ohio corporation upon whom any process, notice or demand required or permitted by statute is to be served upon the Corporation may be served. Its complete address is: 1600 Central National Bank Building, Cleveland, Cuyahoga County, Ohio 44114.

            Signed this 28th day of April, 1983.





                                          --------------------------------------
                                          Stephen R. Kalette


                                * * * * * * *



                                          Cleveland, Ohio
                                          April 28, 1983

CARDINAL PACKAGING, INC.

Gentlemen:

            We hereby accept appointment as agent of your Corporation, upon whom process, tax notices or demands may be served.




                                          1600 CNB CORP.



                                          By___________________________________